Joint Operation Agreement
of the Large Scale Group Furnaces Low Temperature Smoke-Steam Residual
Heat Comprehensive Usage Project (“Power Station Project”)

Party A: Inner Mongolia Erdos Metallurgy Co., Ltd.
Legal Representative: Linxiang Wang
Registered Address: Dian Ye Building, Chessboard Well Industrial Park, Etuoke Banner, City of Erdos, Inner Mongolia, P.R.China
Number of Registered Business License: 1527042000704
Mailing Address: same as registered address
Contact Phone Number: 04776470618
Fax: 04776470636
Postal Code: 016064

Party B: Xi’an TCH Energy Technology Co., Ltd.
Legal Representative: Guohua Ku
Registered Address: No. 86 Gaoxin Road, Gaoxin District, Xi’an City, Shan Xi Province, P.R.China
Number of Registered Business License: 610100400001292
Mailing Address: Suite 909, Tower B, Chang An International Building, No. 88 Nan Guan Zheng Jie, Xi’an City, Shan Xi Province, P.R.China
Contact Phone Number: 029-8765-1096
Fax: 029-8765-1099
Postal Code: 710068

In view of:
1.
Party A is located in Chessboard Well Industrial Park, Etuoke Banner, City of Erdos, Inner Mongolia.  It is the largest ferroalloy production enterprise in P.R.China. Party A is planning to remould its existing submerged arc furnaces to recovery and reuse waste heat.

2.
China Recycling Energy Corporation is a listed company with its common stock being traded on the NASD’s Over-the-Counter Bulletin Board (ticker symbol “CREG”), with current capitalization of US$200 million.  Party B is a Chinese subsidiary controlled by CREG and is in charge of the investment and operation of CREG’s projects in China. Party B’s registered capital is RMB80 million. Its major business is to invest, construct, and operate energy recycling projects and new energy projects in China.  Party B has successfully completed several projects in the areas of TRT and residual heat power generation.

3.
Both Parties hereby entered this agreement to jointly construct Party A’s Large Scale Group Furnaces Low Temperature Smoke-Steam Residual Heat Comprehensive Usage Project (“Power Station Project”) and steam recovery project.

Article 1: Project Name and Location

1.
The name of the project is Inner Mongolia Erdos Metallurgy Co., Ltd. Large Scale Group Furnaces Low Temperature Smoke-Steam Residual Heat Comprehensive Usage Power Generation Project (“Power Station Project”) and steam recovery station project (collectively referred to herein as the “Projects” or “Stations”).

2.	The Projects are located in Chessboard Well Industrial Park, Etuoke Banner, City of Erdos, Inner Mongolia.

Article 2: Joint Operation Methods

1.	Party A and Party B shall cooperate in all respects and during the entire course of constructing the Projects and operating the Stations.

2.
The two Parties jointly invest and establish a limited liability company (referred to herein as the “Joint Company”).  A board of directors shall be formed for the Joint Company, with the first chairman appointed by Party A.  The legal representative of the Joint Company shall be Party B and the President of the Joint Company shall be appointed by Party B.  The hiring of Vice Presidents, CFO and other senior members of the management shall be nominated by the President and approved by the board of directors.  The hiring of other members of management shall be approved by the President.  Detail matters are specified in the Joint Company’s Article of Incorporation.

The Joint Company is located at where Party A is located.  The incorporation and registration for the Joint Company shall be started once this agreement takes effective.

3.	The registered capital of the Joint Company is tentatively determined to be RMB18 million, with the initial investment installment to be injected by Party B.

4.
Prior to the recovery of all investments: Party A shall be entitled to 20% ownership interest in the Joint Company by providing resources such as residual heat, land, and water, etc. and 10% of the capital investment; Party B shall be  entitled to 80% ownership interest in the Joint Company by providing 90% of the capital investment.

5.	Subsequent to the recovery of all investments: Party A shall be entitled to 40% ownership interest and Party B shall be entitled to 60% ownership interest in the Joint Company.

6.	During the later course of joint operation, if Party A requests to raise its investment proportion, it has to be approved by written consents from both Parties.

Article 3: Project Objectives

1.
To recover residual heat generated by Party A’s existing 54 submerged arc furnaces (26 ferrosilicon furnaces of 25,000 KVA each, 22 ferrosilicon furnaces of 12,500 KVA each, and 6 calcium carbide furnaces of 25,000 KVA each, with total capacity of 1,075,000 KVA) and to construct residual heat power generation stations or steam recovery stations. The capacity upon completion is expected to be 70 MW electricity and/or 30tons/hour of steam.

2.
The technical plan for the Projects is detailed in another document which is an appendix to this agreement (“Technical Appendix”).  This technical plan shall list Party A’s existing 54 submerged arc furnaces, including models, capacities and locations.

3.
To save energy, reduce emission of carbon dioxide, protect atmospheric environment, lower production costs, and enable both Parties to achieve good economic benefits from construction of the Projects and operation of the Stations. It is targeted to reduce by 10% the quantity of electricity to be purchased by Party A from external sources and to increase the production of steam and therefore reduce the investment required for constructing coal-fired boilers.

Article 4: Joint Operation Period

1.
The joint operation period for the two Parties shall be 20 years, commencing from the date when the Joint Company obtained its business license.  The joint operation period shall include construction period for the Projects. It shall start from year 2009 and be terminated in year 2029.

2.
The first Station shall be completed and put in operation within 10 months after this agreement takes effective. The construction of all Projects is expected to be completed by the end of December of 2011.

3.	Ninety days prior to expiration of the joint operation period, the two Parties shall discuss and negotiate for settlement and transfer.

Article 5: Project Design, Construction and Operation

1.	The Joint Company shall be the owner of the Projects and shall be in charge of project design, construction and operation.
2.
The Joint Company shall select design institute/company with established history of success in designing for residual heat power generation projects to conduct preliminary design and construction design.

3.	The Joint Company shall be responsible for equipment selection and purchase for the Projects.
4.
If Party B is to conduct the design work and perform as the general contractor for the Projects, then Party B shall be responsible for achieving the technical specifications provided in the Technical Appendix.

5.
If a third party is to conduct the design work and perform as the general contractor for the Projects, then this third party shall be responsible for achieving the technical specifications provided in the Technical Appendix.

Article 6 Project Investment and Related Expenditure

1)
The Project shall outsource a special design firm for preparation of estimate on investment budget. The estimate shall be examined by experts employed by part A and B. The investment for the project shall be within the range of the budget.

A total investment of the project is preliminarily estimated at approximately RMB 500 million is, with an initial investment of RMB 60 million in the first 9MW capacity electricity generation units. The final total number of investment shall be based on the actual amount to be invested into the project.

2)
Either party shall contribute its share of capitals into the JV’s account. The JV shall provide with certificates of shares and receipt of the funds to the both parties and certify the JV’s registered paid-in capital after the funds are received from both parties.

3)	Party A shall provide temporary office space for the project;

4)
All the upfront expenses and fees, such as modification on old equipment for improvement of energy efficiency, feasibility research for the project, application for CDM, registration of JV, and other changes under this project, as well as application for government incentive policy and subsidies, shall be expenses in the JV as “Construction in Progress”.

Article 7 Usage and Transporting of Power to be generated

1)	All the electricity to be generated in the project, deducted in the consumption of the JV, shall be sold to Party. If possible in future, some can be sold to the state grid.
2)	The JV shall supply electricity to Party A through a way that is “

Article 8 Measurement and Calculation on Energy-saving Service Fees to be paid by Party A
1)	The tariff shall base on the current local electricity price Party A can get for its furnaces.
2)	The project shall install separate meter for gauging electricity or gas, as its own basis for calculating power volume.
3)	Gas price shall base on local current price standard;
4)	Tariff rate shall be subject to change with a same range of change in the local electricity price Party A can get for its furnace, if the government makes adjustments in local electricity prices.

Article 9 Investment Return and Income Sharing

1)
All the electricity revenges, deducted all the costs, expense, taxes, reserves and fees to be incurred by applicable laws, regulation and policies, shall be recognized as incomes of the JV energy-saving business.

2)	Both Parties shall share the incomes in the name of energy-saving service fees to cover their capital expenditure in the project.
3)
Upon the project starting in operation, it shall be based on the prescript in Article 2 (4) to distribute the income between the two parties, which is 20% for Party A and 80% for Party B prior to recovering all the investment and subsequent to the point of revering, 40% for Party A and 60% for Party B

4)
All the CDM revenue, incentives, rewards or subsidies from the state or local governments, shall be distributed equally (50%/50%) between two parties. See the Annex for financial arrangement for detail implementation.

Article 10 Payment and Financial Arrangement

1)	Party A shall pay the JV for energy-saving service fees in the way of banking transfer.
2)	The 25th of each month shall be settlement date and the 15th of the following month shall be due date for monthly payment.
3)	Net Income of the JV shall be distributed once a year;
4)	It is stipulated in Annex for Financial Arrangement in details for amount to be paid by Party A to JV, payment tem, settlement detail and related issues.

Article 11 Acceptance

1)	Both Parties shall be responsible for acceptance of the project, including acceptance on arrival of equipments on –site, acceptance upon the completion of the project ordered on-site.
2)
The JV shall coordinate the contractors to prepare for acceptance of the project to be completed. It shall be acceptable if the systems of the project have been steadily and stably working for 168 hours. The chief technicians from both parties shall sign and seal on the acceptance report. On the report it shall record all the data, status and instant outcomes of all the instruments and meters.

3)	After the acceptance reports is agreed by related parties, the date of acceptance shall be the starting date for charging Party A for electricity to be generated.
4)
If the acceptance needs to be regulated by government, the JV shall file written application for acceptance of the project within 3 days after the acceptance procedure is made on-site. The date of receiving the acceptance notice from government shall be regarded as the starting date of operation.

Article 12 Project Assets Ownership

1)	All the assets under the project shall belong to the JV.
2)	During building the project, the assets, which are used for the projects, but separately and originally owned by either party, shall still belong to either party.

Article 13 Equipment Maintenance or Modification

1)	All the maintenances and repairs on daily basis shall be expenses in Operating Expenses;
2)
It shall be agreed by both parties and have resolution from the Board for any major modification or overhauls on equipments of the project. It shall apply depreciation expense to cover all related costs and expenses.

Article 14 Operation and Improvement of Party A’s self-owned  Equipment

1. Party A shall ensure the priority of the furnaces that will  support heat and gas for power plants of the JV.
2. Minimum working hours for these furnace shall be not less than 300 days per year
3. The JV shall make an evaluation on the working hours of the furnace at each year end and give a report to the Board to determine if ask for deferred compensation. ..
4. Party A shall notify the JV in advance its annual operation plan, overhaul & maintenance plan. In case of any emergencies occurring, Party A shall duly inform the JV of it. The JV shall compile and adjust its own operation plans accordingly.

Article 15 Party A’s Responsibility

In addition to other responsibilities prescribed in the provisions of this Agreement, Party A shall undertake the following corresponding responsibilities:

1. In accordance with an agreement, supply heat resources, Land and 10% of total investment funds.
2. pay electricity (gas) fees to the JV in accordance with the measurement of meter.
3. complete the registration of the JV,
4. conduct all application procedures for the projects and provide all the relevant documentation,
5. assist and coordinate the JV in building, construction and all project-related matters,
6. actively cooperate with Part B in their due diligence, and provide the Party B with true, effective, non-misleading,non-fasle and non-mispresentation,  7.
7. The Project shall not make any adverse impact on normal working of the furnace and the normal operation of dust removal system. However,in the process of project construction and connection to the furnace, Party A shall should be given active support and to ensure that the shutdown time, to meet the needs for connecting.
8. Party A's parent holding company - Erdos Power Metallurgy co., Ltd. shall provide guaranty for the Party A to pay the electricity.

Article 16 Party B’s responsibility

In addition to other responsibilities prescribed in the provisions of this Agreement, Party B shall undertake the following corresponding responsibilities:

1. In accordance with the provisions of this contract, in full and on time complete the project investment plan and construction plan,
2. cooperate with the Party A for the registration of the JV,
3. transfer the ownship of the JV to the Party A free of charge after the JV term expires and all the investment of Party B has been recovered.
4. Assist the JV in project construction and other related issues;
5. provide mature, reliable technical support and operation  maintenance,
6. pay its share of capital in full and on time, within 25 days after signing this agreement

Article 17 Default Liability

1 Party A’s Default

1.1, After this contract is effective and before the project is built up, if Party A is not willing to execute the contract or fails in supply the heat as required, Party A shall reimburse all the costs and expenses incurred by Party B, including engineering, equipment, installation, transportation fees and contract cost.

1.2 If Party A fails punctually in payment of electricity and still fails in paying the due amount within 30 days after for e notice from the JV, Party A shall be charged a 0.1 % penalty interest for defaults.

1.3  If Party A’s operation violates laws, regulations, especially the energy saving and environmental protection related laws, regulations and industry policies, and which causes the project to be stopped, Party A should take full responsibility.

2. Party B’s Liability for Breach

2.1  After this agreement takes effective and before the project is finished and put into operation, if Party B refuses to implement this agreement or fails to provide construction capital to this project under this agreement, it should reimburse all the actual costs and expenses of Party A on this project, including project construction and preparation expenses, etc.

2.2 Party B fails to timely and fully make the payment to the project investment, and within 30 days of Party A’s notice, Party B still cannot make the payment for its investment due, it shall pay the penalty fee at 0.05% of the amount due per day.

2.3 If Party B is the general contractor of the project, Party B shall be responsible for technical plan and designs provided. If there is any defect, and after the adjustment and correction,  it still cannot meet the requirements of this agreement or technical attachment, and fails to pass the test operation inspection, Party B shall reimburse the direct loss of Party A due to such failure.

Article 18 Change, Dismissal and Termination of the Agreement

1.  Change

1.1 Any amendment or change to this agreement or its attachment shall be negotiated and mutually agreed by Party A and B and signed in writing;

1.2 If the market and industry policy has changed, after mutual agreement, parties can make changes to the agreement;

1.3 If there is any force majeure event, but such event is not severe enough to cause non-performance of this agreement, Party A and B shall decide to delay or make partial exemption of certain responsibilities based upon its affect to this agreement, and make changes to this agreement accordingly.

2. dismissal or termination

2.1 If there is any force majeure event or due to change of market and industry policy that causes the agreement could not be performed, this agreement can be terminated early.

2.2 If one party cannot perform its obligation under this agreement which causes the project cannot make progress, the other party has the right to terminate this agreement. The breaching party should be liable for the breach.

2.3 Any party’s action indicates that it is not going to fulfill its obligation under this agreement or being passive or neglect its obligations under this agreement, it should be considered as a unilateral termination. The non-performing party should assume the responsibility of breach.

2.4 Upon the mutual agreement of parties, this agreement can be terminated.

2.5 If any Party wants an early termination of this agreement, it shall notify the other party with 60 days prior written notice with specific time and details on how to deal with the post termination matters.

2.6 If Party B is the general contractor of this project, and when this project is finished but fails to pass 168 hour stable operation test and inspection process, Party B shall at its own expense to make adjustment to achieve the requirements in the technical attachment, and there will be a second inspection in three month, and if it fails again, Party A has the right to terminate this agreement and make claims against Party B.

Article 19  Transfer Rights and Obligation of Agreement

1. Party A shall receive approval from Party B before it could transfer the rights and obligations of this agreement;

2.  Party B can transfer its rights and obligations to its subsidiaries or affiliated companies but it should get Party A’s approval.

3. The joint venture company can use its equity or rights as collateral to refinance the project for its own development and needs, but it shall receive the approval of Party A and Party B and its board of director.

Article 20 Confidentiality

1. Party A and Party B are responsible for the confidentiality to the contents of this agreement, any intellectual property and business secrets related to this project.  Unless it is required by the law, no party shall disclose it to any third party.

2. Any party shall keep the information regarding to intellectual property or business secrets that it learned from the other party during the construction and operation of the project in confidence.

Article 21 Insurance

JV company shall buy certain liability insurance based on its actual needs, including pension, unemployment, health, life and property insurance and pay for the insurance fee. The property insurance amount should be no less than the actual value of the property it insured.  Life and liability insurance type and amount should be based upon the actual needs, usage and requirement of law and regulations. The details should be set up in the financial attachment.

Article 22  Force Majeure
1.  If due to earthquake, typhoon, flooding, war, riot, pandemic, policy and law and other force majeure events that could not be foreseen and its consequences cannot be overcome or avoided, this whole agreement or part of it cannot  be performed, the party encountering the force majeure shall report the situation immediately to the other party, and provide facts and details with proofs after that.  The degree that force majeure has been affecting to the project should be discussed and decided by Parties: delay, termination or partial exemption of the obligation.

2. If this agreement is delayed, the obligation of the party encountering the force majeure event will be suspended until the event is over but it should not be more than 180 days. If it is more than 180 days, the agreement should be terminated.

3. If the force majeure cause this agreement and its attachments cannot be performed at all, the agreement shall be terminated after 10 days when the party encountering the force majeure event informs the other party of the force majeure, and neither party is responsible to the other party.

Article 23 Dispute Settlement

Any disputes arising out of or caused by this agreement, parties shall discuss to solve them by consultation, if it cannot be solved by consultation, it should be brought to the court where the plaintiff is located.

Article 24 Effect of Agreement and Others

1. This agreement becomes effective upon the signatures of legal representatives or authorized representatives of parties and their company seals and when the first registered capital is injected.

2. The attachments are a part of this agreement and have the same effect of this agreement. When this agreement has inconsistence to the attachments, the final signed documents should govern.
Attachments 2 copies:
attachment 1: technical attachment
attachment 2: financial attachment

3. Any issues not in this agreement, parties can discuss and sign addendum of this agreement. The addendum has the same effect to this agreement.

4. The execution, performance and interpretation of this agreement should comply with the requirements of the laws and regulations of China.

5. If Party A or Party B uses phone, fax or email to send notice to the other party and the notice involves the rights or obligations, it should be followed with a written letter or courier to the other party.

The addresses listed at the beginning of this agreement of Party A and Party B are their addresses to receive mails.

6. The agreement is signed by representatives of parties on January 20, 2009 and it has 6 original copies and each party holds 3 copies and they all have same legal effect.

Party A seal: legal representative or authorized representative	Party B seal legal representative or authorized representative